St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT:
Angie Craig	J.C. Weigelt
acraig@sjm.com	jweigelt@sjm.com
Tel 651 756 2191	Tel 651 756 4347

St. Jude Medical Reports Fourth Quarter and Full-Year 2009 Results

ST. PAUL, Minn. – Jan. 27, 2010 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the fourth quarter and year ended Jan. 2, 2010.

Fourth Quarter and Full-Year Sales

The Company reported net sales of $1.203 billion in the fourth quarter of 2009, an increase of 6 percent over the $1.133 billion in the fourth quarter of 2008. As a reminder, the fourth quarter of 2009 had one fewer week of sales compared to the year-ago period. Foreign currency translation comparisons increased fourth quarter sales by approximately $50 million.

Net sales in 2009 were $4.681 billion compared to $4.363 billion in 2008, an increase of 7 percent. Foreign currency translation comparisons decreased full-year 2009 sales by about $99 million. On a currency neutral basis, net sales grew 10 percent over the prior year.

Commenting on the Company’s results and growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “We are pleased with our sequential increase in sales during the fourth quarter, particularly given the fewer selling days. We overachieved our earnings guidance range for the fourth quarter and we believe our growth programs are on track for a successful 2010. We look forward to providing our guidance for the first quarter and 2010 on our earnings call this morning.”

Cardiac Rhythm Management (CRM)

Total Cardiac Rhythm Management sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $698 million for the fourth quarter of 2009, a 3 percent increase compared to the fourth quarter of 2008. After adjusting for the impact of foreign currency, total CRM sales decreased 1 percent. Total CRM product sales for the full-year 2009 were $2.769 billion, representing a 3 percent increase over 2008. On a currency neutral basis, total CRM sales grew 5 percent over the prior year.

Of that total, ICD product sales were $395 million in the fourth quarter, a 2 percent increase compared to the fourth quarter of 2008. ICD revenue growth decreased 1 percent after adjusting for the impact of foreign currency. ICD product sales for the full-year 2009 were $1.578 billion, representing a 3 percent increase over 2008. On a constant currency basis, total ICD sales grew 5 percent over the prior year.

Fourth quarter pacemaker sales were $303 million, an increase of 3 percent from the comparable quarter of 2008. After adjusting for the impact of foreign currency, pacemaker sales decreased 1 percent. Total pacemaker sales for 2009 were $1.191 billion, up 2 percent over 2008. On a constant currency basis, total pacemaker sales grew 4 percent over the prior year.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Atrial Fibrillation (AF)

AF product sales for the fourth quarter totaled $171 million, a 10 percent increase over the fourth quarter of 2008. AF sales grew 4 percent after adjusting for the impact of foreign currency. For the year 2009, AF product sales were $628 million, an increase of 15 percent over the prior year.  On a constant currency basis, AF product sales increased 17 percent in 2009.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $94 million in the fourth quarter of 2009, up 21 percent from the comparable quarter of 2008. On a constant currency basis, neuromodulation product sales increased 18 percent in the fourth quarter of 2009. Total neuromodulation product sales for 2009 were $331 million, up 30 percent over the prior year. On a constant currency basis, neuromodulation product sales increased 32 percent in 2009.

Cardiovascular

Total cardiovascular sales, which include primarily vascular closure and heart valve products, were $240 million for the fourth quarter of 2009, a 10 percent increase over the fourth quarter of 2008. After adjusting for the impact of foreign currency, total cardiovascular sales increased 4 percent. Total cardiovascular product sales for 2009 were $953 million, up 11 percent over 2008. On a constant currency basis, cardiovascular product sales increased 13 percent in 2009.

Sales of vascular closure products in the fourth quarter of 2009 were $94 million, a 2 percent increase over the fourth quarter of 2008. Total vascular closure product sales for 2009 were $381 million, up 4 percent over 2008.

Total heart valve product sales for the fourth quarter of 2009 were $79 million, flat compared with the fourth quarter of 2008. Total heart valve product sales for 2009 were $323 million, flat when compared to 2008.

Fourth Quarter and Full-Year Earnings Results

In the fourth quarter, the Company recorded purchased research and development charges of $4 million and recorded $44 million of after-tax special charges, consisting of $33 million of employee termination and other costs related to restructuring actions announced in the third quarter and $11 million of inventory write-offs related to discontinued products.  Also during the fourth quarter, the Company recorded a $24 million after-tax benefit related to certain annual discretionary compensation accruals that were reversed in the fourth quarter due to the fact that the Company does not intend to pay out these awards.

Including these items, reported net profit for the fourth quarter of 2009 was $190 million, or $0.57 per share. This compares to reported net loss for the fourth quarter of 2008 of $201 million, or $0.58 per share. For the full-year 2009, reported net earnings were $777 million, or $2.26 per share.

Excluding these charges and the after-tax benefit recorded in the fourth quarter, adjusted net earnings for the fourth quarter of 2009 were $214 million, or $0.64 per share. Adjusted net earnings for the full year 2009 were $838 million or $2.43 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

First Quarter and Full Year 2010 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the first quarter and full year 2010 by product category.

The Company expects its consolidated earnings for the first quarter of 2010 to be in the range of $0.66 to $0.68 per diluted share and for full-year 2010 in the range of $2.71 to $2.76, an increase of approximately 12 percent to 14 percent over 2009.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s fourth quarter and full-year 2009 earnings call can be heard live today beginning at 7 a.m. CST (also archived for 90 days) on the St. Jude Medical website at www.sjm.com.

Annual Investor Meeting

The company has scheduled an annual investor meeting for Friday, Feb. 5, 2010, in New York City. Investors must be registered in advance in order to gain entry into the meeting and can email J.C. Weigelt, Investor Relations Manager, at jweigelt@sjm.com for more information. The meeting will take place from 8 a.m. to 2 p.m. EST, and the general public and media can listen to the meeting live on the St. Jude Medical website at www.sjm.com.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 14,000 people worldwide and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 2009, July 4, 2009 and October 3, 2009. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Summary of Fourth Quarter 2009 Sales
Quarter Ended 01/02/10 (dollars in millions)	Sales	Reported % Change vs. 4Q08
Total Sales	$1,203	6%
Total International Sales	$606
Total US Sales	$597
Worldwide Cardiac Rhythm Management	$698	3%
International Cardiac Rhythm Management	$339
U.S. Cardiac Rhythm Management	$359
Worldwide ICD	$395	2%
International ICD	$158
U.S. ICD	$237
Worldwide Pacemakers	$303	3%
International Pacemakers	$181
U.S. Pacemakers	$122
Worldwide Atrial Fibrillation	$171	10%
International Atrial Fibrillation	$99
U.S. Atrial Fibrillation	$72
Worldwide Cardiovascular	$240	10%
International Cardiovascular	$152
U.S. Cardiovascular	$88
Worldwide Neuromodulation	$94	21%
International Neuromodulation	$16
U.S. Neuromodulation	$78

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 2, 2010	January 3, 2009
Cash and cash equivalents	$392,927	$136,443
Accounts receivable, net	1,170,579	1,101,258
Inventories	659,960	546,499
Other current assets	336,740	295,863
Property, plant & equipment, net	1,153,086	980,176
Goodwill	2,005,851	1,984,566
Other intangible assets, net	456,142	493,535
Other assets	250,526	184,164
Total assets	$6,425,811	$5,722,504

Current debt obligations	$334,787	$75,518
Other current liabilities	732,526	953,006
Long-term debt	1,587,615	1,126,084
Deferred income taxes, net	132,392	112,231
Long-term other liabilities	314,940	219,759
Total equity	3,323,551	3,235,906
Total liabilities & equity	$6,425,811	$5,722,504

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended

	January 2, 2010		January 3, 2009	January 2, 2010		January 3, 2009
Net sales	$1,203,462		$1,132,617	$4,681,273		$4,363,251
Cost of sales
Cost of sales before special charges	319,915		283,834	1,219,624		1,105,938
Special charges	27,700		64,603	33,761		64,603
Total cost of sales	347,615		348,437	1,253,385		1,170,541
Gross profit	855,847		784,180	3,427,888		3,192,710

Selling, general & administrative expense	399,180		451,824	1,675,251		1,636,526
Research & development expense	135,139		138,655	559,766		531,799
Purchased R & D	5,842		319,354	5,842		319,354
Special charges	31,589		49,984	73,983		49,984
Operating profit	284,097		(175,637)	1,113,046		655,047
Other income (expense), net	(19,786)		(27,727)	(55,653)		(74,279)
Earnings before income taxes	264,311		(203,364)	1,057,393		580,768
Income tax expense (benefit)	74,661		(2,205)	280,167		227,750
Net earnings	$189,650		$(201,159)	$777,226		$353,018

Adjusted net earnings (Non-GAAP)	$213,588	(1)	$203,025 (2)	$838,218	(3)	$775,314	(4)

Diluted net earnings per share	$0.57		$(0.58)	$2.26		$1.01
Adjusted diluted net earnings per share (Non-GAAP)	$0.64	(1)	$0.58 (2)	$2.43	(3)	$2.22	(4)

Weighted average shares outstanding- diluted	332,711		348,936	344,359		349,722

(1)   Fourth quarter 2009 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $23,938 or $0.07 per share:

–      $3,651 purchased R&D charges, or $0.01 per share, primarily associated with the Company's acquisition of certain pre-development technology assets.

–      $33,238 charges, or $0.10 per share, primarily related to employee termination costs and other continuing restructuring actions begun in the third quarter.  Of the associated $41,554 pre-tax amount, $9,965 was recorded as a special charge to cost of sales.

–      $11,328 charges, or $0.03 per share, for write-offs of inventory related to discontinued products.  The associated pre-tax amount of $17,735 was recorded as a special charge to cost of sales.

–      $24,279 benefit, or $0.07 per share, related to certain annual discretionary company performance-based compensation accruals that were reversed during the quarter. The associated pre-tax amount of $38,847 was recorded as a benefit of $2,264 to cost of sales, $25,955 to SG&A expense and $10,628 to research and development expense.

(2)   Fourth quarter 2008 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $404,184 or $1.16 per share:

–      $319,354 purchased R&D charges, or $0.92 per share, primarily associated with the Company’s acquisition of MediGuide, Inc.

–      $59,270 impairment and other charges, or $0.17 per share, principally related to writing down intangible assets and a technology license agreement to fair value.  Of the associated $93,449 pre-tax amount, $43,465 was recorded as a special charge to cost of sales.

–      $8,064 impairment charges, or $0.02 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The associated pre-tax amount of $12,902 was recorded to other income (expense).

–      $8,709 contract termination costs, or $0.03 per share, related to unfavorable inventory purchase contracts that were terminated in the fourth quarter.  The associated pre-tax amount of $13,730 was recorded as a special charge to cost of sales.

–      $4,699 charges or $0.01 per share, related to the Company providing its remote patient monitoring system without charge to existing St. Jude Medical CRM patients. The associated  pre-tax amount of $7,408 was recorded as a special charge to cost of sales.

–      $22,200 contribution expenses, or $0.06 per share, to non-profit organizations including the St. Jude Medical Foundation. The associated pre-tax amount of $35,000 was recorded to SG&A expense.

–      $18,112 income tax benefit, or $0.05 per share, for the benefit relating to the first nine months of 2008 from the federal research and development tax credit extended in the fourth quarter of 2008 retroactive to the beginning of the year.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

(3)   Year ended 2009 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items:

–      $3,651 purchased R&D chanrges, or $0.01 per share, primarily associated with the Company's acquisition of certain pre-development technology assets.

–      $65,105 charges, or $0.19 per share, primarily related to employee termination and other costs associated with continuing efforts to improve sales and and sales support productivity as well as to streamline manufacturing operations.  Of the associated $90,009 pre-tax amount, $16,026 was recorded as s special charge to cost of sales.

–      $11,328 charges, or $0.03 per share, for write-offs of inventory related to discontinued products.  The associated pre-tax amount of $17,735 was recorded as a special charge to cost of sales.

–      $5,187 impairment charges, or $0.01 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The associated pre-tax amount of $8,300 was recorded to other income (expense).

–      $24,279 benefit, or $0.07 per share, related to certain annual discretionary company performance-based compensation accruals that were reversed during the fourth quarter. Of this amount, $2,264 was recorded as a special benefit to cost of sales, $25,955 was recorded to SG&A expense, and $10,628 was recorded to research and development expense.

(4)   Year ended 2008 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges:

–      $319,354 purchased R&D charges, or $0.92 per share, primarily associated with the Company’s acquisition of MediGuide, Inc.

–      $59,270 impairment and other charges, or $0.17 per share, principally related to writing down intangible assets and a technology license agreement to fair value.  Of the associated $93,449 pre-tax amount, $43,465 was recorded as a special charge to cost of sales.

–      $8,064 impairment charges, or $0.02 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The associated pre-tax amount of $12,902 was recorded to other income (expense).

–      $8,709 contract termination costs, or $0.03 per share, related to unfavorable inventory purchase contracts that were terminated in the fourth quarter.  The associated pre-tax amount of $13,730 was recorded as a special charge to cost of sales.

–      $4,699 charges or $0.01 per share, related to the Company providing its remote patient monitoring system without charge to existing St. Jude Medical CRM patients. The associated  pre-tax amount of $7,408 was recorded as a special charge to cost of sales.

–      $22,200 contribution expenses, or $0.06 per share, to non-profit organizations including the St. Jude Medical Foundation. The associated pre-tax amount of $35,000 was recorded to SG&A expense.